Filed Pursuant to Rule 424(b)(3) of the Securities Act of 1933.
Relates to the Registration Statement on Form S-1 of Shells Seafood Restaurants, Inc. (No. 333-126487).

THE FOLLOWING PARAGRAPH SHOULD REPLACE THE FOURTH PARAGRAPH IN THE SUBSECTION ENTITLED “JOINT VENTURE AND THIRD-PARTY OWNED RESTAURANTS” UNDER THE SECTION ENTITLED “BUSINESS” ON PAGE 40 OF THE PROSPECTUS:

On August 9, 2005, we entered into an agreement with Deborah Christen Corporation. Pursuant to this agreement, effective upon the occurrence of specific conditions precedent, including the execution of an agreement by Shells of Carrollwood Village to abandon or terminate the sublicense agreement which granted it the sublicense for the use of the services marks in a certain trade area known as the Carrollwood Trade Area and the management agreement with us for the operation of the “Shells” restaurant, Deborah Christen Corporation agreed to grant us a license to use the service marks “Shells” and “Shells Seafood, Shellfish & Whatnot” in the Carrollwood Trade Area. On October 21, 2005, we entered into a termination agreement with Shells of Carrollwood Village, whereby it agreed to terminate the above-described sublicense agreement and management agreement, and our agreement with Deborah Christen Corporation became effective. Under our agreement with Deborah Christen Corporation, we have until December 31, 2006 to open a “Shells” restaurant in the Carrollwood Trade Area, subject to certain monthly license fees beginning on April 1, 2006. Further, we agreed to pay Deborah Christen Corporation a license fee in the amount of two percent (2%) of the gross receipts of each “Shells” restaurant operated or sublicensed by us within the Carrollwood Trade Area.

IN ADDITION, THE ABOVE PARAGRAPH SHOULD BE TAKEN INTO ACCOUNT WHEN READING ALL OTHER REFERENCES OF THE ABOVE MENTIONED AGREEMENTS WITH DEBORAH CHRISTEN CORPORATION AND SHELLS OF CARROLLWOOD VILLAGE, INC. IN THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.